EXHIBIT 10.1

Lands’ End, Inc.
Resolutions of the Compensation Committee of the Board of Directors
September 23, 2016
WHEREAS, in connection with the proposed termination of Ms. Federica Marchionni as Chief Executive Officer and President of Lands’ End, Inc. (the “Company”), and as an employee, officer and/or similar position of the Company and each affiliate of the Company for which she serves in any such capacity (the “Separation”), the Compensation Committee of the Board of Directors (the “Compensation Committee” and such Board, the “Board”) has considered advice from Wachtell, Lipton, Rosen & Katz, legal counsel to the Board, regarding, among other things, the payments and benefits to which Ms. Marchionni would be entitled to in connection with such termination pursuant to her Executive Severance Agreement with the Company, dated as of January 30, 2015 (the “ESA”), and the other compensation plans and programs of the Company in which Ms. Marchionni participates (the “Compensation Plans”);
WHEREAS, the Board has proposed appointing James Gooch to the role of Co- Interim Chief Executive Officer or Interim Chief Executive Officer (in addition to his current role as Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer) and Joseph Boitano to the role of Co-Interim Chief Executive Officer (in addition to his role as Executive Vice President and Chief Merchandising and Design Officer);
WHEREAS, the Compensation Committee has unanimously determined that, subject to Mr. Gooch’s appointment to the role of Co-Interim Chief Executive Officer, or, if applicable, Interim Chief Executive Officer, and subject also to his acceptance of such role, the payment of a monthly service bonus to Mr. Gooch in the amount of $15,000 (which shall not be considered base salary for purposes of the Company’s incentive compensation plans) for the duration of his service as Co-Interim Chief Executive Officer or, if applicable, Interim Chief Executive Officer (the “Gooch Compensation”), is advisable, fair and in the best interests of the Company; and
WHEREAS, the Compensation Committee has unanimously determined that, subject to Mr. Boitano’s appointment to the role of Co-Interim Chief Executive Officer and his acceptance of such role, the payment of a monthly service bonus to Mr. Boitano in the amount of $15,000 (which shall not be considered base salary for purposes of the Company’s incentive compensation plans) for the duration of his service as Co-Interim Chief Executive Officer (the “Boitano Compensation”) is advisable, fair and in the best interests of the Company;
WHEREAS, the Compensation Committee has considered the advice of advice of Frederick W. Cook (“F.W. Cook”), the independent executive compensation consultant to the Compensation Committee, regarding, among other things, among other things, the proposed Gooch Compensation and Boitano Compensation.
NOW, THEREFORE, BE IT
RESOLVED, that the Compensation Committee acknowledges that, subject to the Board’s approval of the Separation, Ms. Marchionni will be eligible to receive the payments and benefits to which she is entitled in connection with the Separation pursuant to the ESA and Compensation Plans, as presented to the Compensation Committee at this meeting;
RESOLVED, that, based upon the recommendations made to the Compensation Committee by F.W. Cook, and upon such matters as were deemed relevant by the Compensation Committee, the Compensation Committee hereby approves and recommends that the Board approve the Gooch Compensation, subject to the appointment of Mr. Gooch to the role of Co- Interim Chief Executive Officer or, if applicable, Interim Chief Executive Officer, and his acceptance of such role; and
RESOLVED, that, based upon the recommendations made to the Compensation Committee by F.W. Cook, and upon such matters as were deemed relevant by the Compensation Committee, the Compensation Committee hereby approves and recommends that the Board approve the Boitano Compensation, subject to the appointment of Mr. Boitano to the role of Co- Interim Chief Executive Officer and his acceptance of such role.